Exhibit (d)(6)
January 25, 2010
CONFIDENTIAL
Robert R. Gilmore
Chairman of the Special Committee of the Board of Directors
Global Med Technologies, Inc.
c/o Robert C. Montgomery
Ducker, Montgomery, Aronstein and Bess, P.C.
One Civic Center Plaza
1560 Broadway, Suite 1400
Denver, Colorado 80202
Dear Robby,
     Reference is made to the letter agreement, dated December 2, 2009 (the “Exclusivity Letter”), by and between Global Med Technologies, Inc. (“Global Med”) and Haemonetics Corporation (“Haemonetics”). The purpose of this letter is to confirm the agreement between Global Med and Haemonetics that the Exclusivity Period (as defined in the Exclusivity Letter) shall be recommenced on the date hereof and extended until 11:59 p.m. Mountain Time on January 31, 2010, subject to §6 of the Exclusivity Letter. Subject only to the foregoing, the terms of the Exclusivity Letter shall be incorporated herein by reference and shall be in full force and effect as of the date hereof.
     Please indicate the agreement of Global Med to the foregoing by executing one copy of this letter in the space provided below and returning a copy to the undersigned at your earliest convenience.
Sincerely,

Haemonetics Corporation
By:	/s/ Christopher J. Lindop
Christopher J. Lindop
Chief Financial Officer, VP — Business Development

Accepted and agreed:

Global Med Technologies, Inc.
By:	/s/ Robert R. Gilmore
Robert R. Gilmore
Chairman, Special Committee of the Board of Directors